Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Years ended December 31
	2004	2003	2002
	(dollars in thousands)
Inclusive of interest on deposits:
Pre-tax income from operations	$15,453	$10,017	$11,298

Add: Interest on deposits	11,968	14,585	17,335
Interest on short-term borrowings, notes payable and long-term debt	4,389	3,831	4,853

Total fixed charges	16,357	18,416	22,188

Pre-tax earnings before fixed charges	$31,810	$28,433	$33,486

Ratio of earnings to fixed charges, inclusive of interest on deposits	1.94x	1.55x	1.51x

Exclusive of interest on deposits:
Pre-tax income from operations	$15,453	$10,017	$11,298
Add: Total fixed charges — interest on short-term borrowings, notes payable, and long-term debt	4,389	3,831	4,853

Pre-tax earnings before fixed charges	$19,842	$13,848	$16,151

Ratio of earnings to fixed charges, exclusive of interest on deposits	4.52x	3.61x	3.33x

	Years ended December 31
	2001	2000
	(dollars in thousands)
Inclusive of interest on deposits:
Pre-tax income from operations	$9,626	$9,488

Add: Interest on deposits	24,455	23,582
Interest on short-term borrowings, notes payable and long-term debt	7,598	8,517

Total fixed charges	32,053	32,099

Pre-tax earnings before fixed charges	$41,679	$41,587

Ratio of earnings to fixed charges, inclusive of interest on deposits	1.30x	1.30x

Exclusive of interest on deposits:
Pre-tax income from operations	$9,626	$9,488
Add: Total fixed charges — interest on short-term borrowings, notes payable, and long-term debt	7,598	8,517

Pre-tax earnings before fixed charges	$17,224	$18,005

Ratio of earnings to fixed charges, exclusive of interest on deposits	2.27x	2.11x